Red Mountain Resources Appoints Hilda D. Kouvelis Chief Accounting Officer

Former Transatlantic Petroleum CFO Adds 25 Years of Energy Industry Accounting and Finance Experience to Veteran RMR Executive Team

Dallas, TX – February 8, 2012 – Red Mountain Resources, Inc. (“RMR” or “Red Mountain”) (OTC BB: RDMP.OB), a growth-oriented energy company engaged in the acquisition, development and exploration of oil and natural gas properties, today announced the appointment of Hilda D. Kouvelis as Chief Accounting Officer.

Alan Barksdale, RMR’s CEO, commented, “Hilda is a very important addition to our management team as we grow the business and mature as a company. We’ve built a very strong, experienced operational team to deliver results in the field, but place equal emphasis on delivering results to our investors. We believe we are laying the foundation today from a financial management and accounting perspective to support our growth and continued success.”

Ms. Kouvelis brings more than 25 years of energy industry accounting and finance experience to the Red Mountain executive team. From January 2005 until June 2011, she was employed with Transatlantic Petroleum Ltd., a vertically integrated, international oil and gas company engaged in the acquisition, exploration, development and production of crude oil and natural gas, serving as its chief financial officer from January 2007 until April 2011 and as its vice president from May 2007 to April 2011. She also served as its controller from 2005 to January 2007. Since leaving Transatlantic Petroleum in June 2011, she has been a private consultant advising on accounting matters and acquisitions.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events, or developments RMR expects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by RMR based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of RMR, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in RMR's filings with the Securities and Exchange Commission (“SEC”). RMR's SEC filings are available on its website at www.RedMountainResources.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and RMR undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Red Mountain Resources, Inc.

Red Mountain Resources, Inc. (OTC BB: RDMP.OB) is a growth-oriented, energy company engaged in the acquisition, development and exploration of oil and natural gas properties. The company’s operations are focused in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. RMR combines an experienced management and consulting team with a fully-integrated strategy for growth and development. RMR intends to grow production and reserves through development and exploration activities on its existing properties and through acquisitions that meet its long-term objectives for production. For more information, please go to www.RedMountainResources.com.

Contacts:

Stephen Evans

Director of Public Relations

Red Mountain Resources, Inc.

214-871-0400

stephen@redmountainresources.com

or

Nevin Reilly

Sloane & Company

212-446-1893

nreilly@sloanepr.com